EXHIBIT 99.3

Form of Lock-Up Agreement

September ___, 2021

COWEN AND COMPANY, LLC

SVB LEERINK LLC

EVERCORE GROUP, L.L.C.

As Representatives of the several Underwriters

c/o	Cowen and Company, LLC

599 Lexington Avenue

New York, New York 10022

c/o	SVB Leerink LLC

One Federal Street, 37th Floor

Boston, Massachusetts 02110

c/o	Evercore Group, L.L.C.

55 East 52nd Street

New York, New York, 10055

Re: Aura Biosciences, Inc. – Registration Statement on Form S-1 for Shares of Common Stock

Dear Sirs and Madams:

This letter agreement (“Agreement”) is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) between Aura Biosciences, Inc., a [Delaware] corporation (the “Company”) and Cowen and Company, LLC, SVB Leerink LLC, Evercore, Inc., as representatives (the “Representatives”) of a group of underwriters (collectively, the “Underwriters”), to be named therein, and the other parties thereto (if any), relating to the proposed public offering of shares of the common stock, par value $ 0.00001 per share (the “Common Stock”) of the Company (the “Offering”).

In order to induce the Underwriters to enter into the Underwriting Agreement, and in light of the benefits that the Offering will confer upon the undersigned in his, her or its capacity as a securityholder and/or an officer, director or employee of the Company, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each Underwriter that, during the period beginning on the date hereof through and including the date that is the 180th day after the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, and will not cause or direct any of its affiliates to, without the prior written consent of the Representatives directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, lend or otherwise dispose of, or publicly announce the intention to otherwise dispose of, any shares of Common Stock (including, without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as the same may be amended or supplemented from time to time (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into, or publicly announce the intention to enter into, any swap, hedge or similar agreement or arrangement (including, without limitation, the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) that transfers, is designed to transfer or reasonably could be expected to transfer (whether by the undersigned or someone other than the undersigned) in whole or in part, directly or indirectly, the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (the “Prohibited Activity”), or (iii) engage in, or publicly announce the intention to engage in, any short selling of the Common Stock or securities convertible into or exercisable or exchangeable for Common Stock. The undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that is designed to or which reasonably could be expected to lead to or result in any Prohibited Activity during the Lock-Up Period.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed shares of Common Stock the undersigned may purchase in the Offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

The restrictions set forth in the preceding paragraphs shall not apply to:

(1) the conversion of the outstanding convertible preferred stock of the Company into shares of Common Stock in connection with the consummation of the Offering as described in the Prospectus (as defined in the Underwriting Agreement), provided that any such shares of Common Stock received upon such conversion shall be subject to the terms of this Agreement;

(2) if the undersigned is a natural person, any transfers made by the undersigned (a) as a bona fide gift to any member of the immediate family (as defined below) of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family, (b) by will or intestate succession upon the death of the undersigned or (c) as a bona fide gift to a charity or educational institution;

(3) if the undersigned is a corporation, partnership, limited liability company or other business entity, any transfers to any stockholder, partner or member of, or owner of a similar equity interest in, the undersigned, as the case may be, if, in any such case, such transfer is not for value;

(4) if the undersigned is a corporation, partnership, limited liability company or other business entity, any transfer made by the undersigned (a) in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this Agreement or (b) to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate (as defined below) of the undersigned, or to an investment fund or other entity that controls or manages, or is under common control with the undersigned, and such transfer is not for value;

(5) the transfer pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of securities involving a change of control of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock held by the undersigned shall remain subject to the restrictions on transfer set forth in this Agreement. For purposes of this Agreement, “change of control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction, in one transaction or a series of related transactions, in each case, approved by the board of directors of the Company and the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity);

(6) if the undersigned is a trust, distributions of shares of Common Stock or any security directly or indirectly convertible into shares of Common Stock to its beneficiaries in a transaction not involving a disposition of value;

(7) transfers to the Company pursuant to agreements that are in effect as of the date hereof under which the Company has the option to repurchase such shares or securities upon termination of the undersigned;

(8) transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in this Offering (other than any issuer-directed Common Stock purchased in the Offering by an officer or director of the Company) or in open market transactions after completion of the Offering, or that otherwise do not involve or relate to shares of Common Stock held prior to the Offering, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise) during the Lock-Up Period;

(9) the entry, by the undersigned, at any time on or after the date of the Underwriting Agreement, of any trading plan providing for the sale of Common Stock by the undersigned, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(10) any transfers made by the undersigned to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements disclosed in the Prospectus (as defined in the Underwriting Agreement); and

(11) pursuant to a court order or order of a regulatory agency.

provided, however, that in the case of any transfer described in clause (2), (3), (4), (6) and (11) above, it shall be a condition to the transfer that (A) the transferee executes and delivers to the Representatives, acting on behalf of the Underwriters, not later than one business day prior to such transfer, a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the undersigned and not to the immediate family of the transferee) and otherwise satisfactory in form and substance to the Representatives, and (B) in the case of any transfer described in clause (2), (3), (4), (6), (7), (10) or (11) above, no public announcement or filing is voluntarily made regarding such transfer during the Lock-Up Period and if the undersigned is required to file a report under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock or Beneficially Owned Shares or any securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares during the Lock-Up Period, the undersigned shall include a statement in such report to the effect that, (A) in the case of any transfer pursuant to clause (2) above, such transfer is being made as a gift or by will or intestate succession, (B) in the case of any transfer pursuant to clause (3) above, such transfer is being made to a stockholder, partner or member of, or owner of a similar equity interest in, the undersigned and is not a transfer for value, (C) in the case of any transfer pursuant to clause (4) above, such transfer is being made either (a) in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets or (b) to another corporation, partnership, limited liability company or other business entity that is an affiliate of the undersigned and such transfer is not for value, (D) in the case of any transfer pursuant to clause (6) above, such transfer is being made from the trust to its beneficiaries in a transaction not involving a disposition of value, (E) in the case of any transfer pursuant to clause (7) above, such transfer is being made under terms of the Company’s repurchase rights upon termination of the undersigned, (F) in the case of any transfer pursuant to clause (10) above, such transfer is being made to satisfy tax withholding obligations and (G) in the case of any transfer pursuant to clause (11) above, such transfer is being made pursuant to a court order or order of a regulatory agency. For purposes of this paragraph, “immediate family” shall mean a spouse, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

For avoidance of doubt, nothing in this Agreement prohibits (A) the undersigned from exercising any options or warrants to purchase Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), it being understood that any Common Stock issued upon such exercises will be subject to the restrictions of this Agreement or (B) the surrender or forfeiture of securities in partial or full settlement of any income, employment or social tax withholding and remittance obligations of the undersigned or the employer of the undersigned in connection with the vesting or exercise of any equity award outstanding on the date of the Underwriting Agreement granted pursuant to the Company’s equity plans described in the Prospectus, and provided, however, that no public announcement or filing is voluntarily made regarding such exercise during the Lock-Up Period and provided that if the undersigned is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of such options or warrants during the Lock-Up Period, the undersigned shall include a statement in such report to the effect that the disposition relates to the exercise of an option or warrant, as applicable, and that the shares of Common Stock received upon exercise are subject to the restrictions of this Agreement.

In order to enable this covenant to be enforced, the undersigned hereby consents to the placing of legends or stop transfer instructions with the Company’s transfer agent with respect to any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock.

In the event that, during the Lock-up Period, the Representatives grant a discretionary release or waiver of Common Stock to (i) an officer or director of the Company or (ii) any stockholder of the Company who has executed and delivered to the Representatives a copy of this Agreement and beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) 1.0% or more of the outstanding shares of capital stock of the Company, calculated as of the closing of the Offering (each, a “Released Party”), then the Representatives shall be deemed to have also released or waived, on the same terms and conditions, if any, the prohibitions set forth in this Agreement that would otherwise have applied to the undersigned on a pro-rata basis with respect to the same proportion (determined as a percentage) of the undersigned’s Beneficially

Owned Shares as (x) the aggregate amount of Beneficially Owned Shares of the Released Party subject to the release or waiver bears to (y) the aggregate amount of shares of Beneficially Owned Shares held by the Released Party at the time of the release or waiver. The provisions of this paragraph will not apply: (i) (a) if the release or waiver is effected solely to permit a transfer not involving a disposition for value and (b) the transferee has agreed in writing to be bound by the same terms described in this agreement for the duration of the Lock-up Period; (ii) with respect to any release granted by the Representatives to a director or officer of the Company due to financial hardship, as determined by the Representatives in their sole discretion or (iii) if the release or waiver is granted to a holder of Common Stock in connection with an underwritten public offering, whether or not such offering is wholly or partially a secondary offering, of Common Stock pursuant to a registration statement under the Securities Act or (iv) if the aggregate number of shares of Common Stock released pursuant to all releases or waivers is less than or equal to 1.0% of the total number of outstanding shares of Common Stock calculated as of the date of the Offering (after giving effect to such Offering). In the event that, as a result of this paragraph, any Beneficially Owned Shares held by the undersigned are to be released or waived from the restrictions imposed by this Agreement, the Representatives shall use best efforts to notify the Company three business days prior to the effective date of such release or waiver, and the Company, in turn, shall use best efforts notify the undersigned within two business day thereafter that the same percentage of aggregate Beneficially Owned Shares held by the undersigned has been released or waived from the restrictions set forth in this Agreement; provided, that the failure to give any such notice to the Company or the undersigned shall not give rise to any claim or liability against the Underwriters, including the Representatives. For purposes of determining beneficial ownership of a stockholder, all shares of Common Stock held by investment funds affiliated with such stockholder shall be aggregated.

The undersigned further agrees that it will not, during the Lock-Up Period, make any demand or request for or exercise any right with respect to the registration under the Securities Act, of any shares of Common Stock or other Beneficially Owned Shares or any securities convertible into or exercisable or exchangeable for Common Stock or other Beneficially Owned Shares.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement has been duly authorized (if the undersigned is not a natural person), executed and delivered by the undersigned and is a valid and binding agreement of the undersigned. This Agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of the undersigned (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Offering of Common Stock and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Representatives may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Offering, the Representatives and the other Underwriters are not making a recommendation to you to enter into this Agreement and nothing set forth in such disclosures is intended to suggest that the Representatives or any Underwriter is making such a recommendation.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state.

This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any copy so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

If (i) the Company notifies the Representatives in writing that it does not intend to proceed with the Offering, (ii) the Underwriting Agreement is not executed by December 31, 2021, or (iii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated for any reason prior to payment for and delivery of any Common Stock to be sold thereunder, then this Agreement shall immediately be terminated and the undersigned shall automatically be released from all of his, her or its obligations under this Agreement. The undersigned acknowledges and agrees that whether or not any public offering of Common Stock actually occurs depends on a number of factors, including market conditions.

[Signature page follows]

Very truly yours,

(Name of Stockholder - Please Print)

(Signature)

(Name of Signatory if Stockholder is an entity - Please Print)

(Title of Signatory if Stockholder is an entity - Please Print)

Address: